                                                                                                                                                 Exhibit 1.01

Tesla Conflict Minerals Report

* This report has been filed with the Securities and Exchange Commission to comply with the reporting period for the calendar year ended December 31, 2018.

Tesla’s Mission

The goal of Tesla is to accelerate world’s transition to sustainable energy.

Overview of Tesla

We design, develop, manufacture, lease and sell high-performance fully electric vehicles, energy storage systems, and solar energy systems.

Tesla’s Supply Chain

Our products use thousands of purchased parts, which we source globally from hundreds of suppliers.

Tesla is committed to only sourcing responsibly produced materials. In addition to the Tesla Supplier Code of Conduct, Tesla has a Human Rights and Conflict Minerals policy that outlines our expectations to all suppliers and partners that work with us. We strictly follow all U.S. and foreign law, and require our supply chain to do the same. All of our contracts require suppliers to adhere to Tesla policies, which include our Supplier Code of Conduct, Human Rights and Conflict Minerals Policy, and environmental and safety requirements. Tesla is committed to making working conditions in Tesla’s supply chain safe and humane, ensuring that workers are treated with respect and dignity, and that manufacturing processes are environmentally responsible. Tesla suppliers are required to provide evidence of the existence of policies that address these social, environmental, and sustainability issues as well as responsible sourcing.

Our complex supply chain is a unique hybrid of the traditional automotive and high-tech industries and encompasses suppliers from around the world. Many of our Tier 1 suppliers (i.e., direct suppliers) do not purchase all their raw materials directly from the mining/refining parties and instead obtain them from downstream suppliers and sub-suppliers. Therefore, reliably determining the origin is a difficult task, but the due diligence practices outlined below provide additional information and transparency that help us, and our suppliers, adhere to the responsible sourcing principles of our Supplier Code of Conduct

Our Tier 1 automobile suppliers are required to register and complete the domestic and international material compliance requirements in the International Material Data System (“IMDS”) to meet European Union and other international material and environmental related regulations. This requirement is mandated for all suppliers who supply their products or raw materials to us as part of our production-parts approval process.

Supplier-provided data collected via the IMDS process is the starting point for our conflict minerals due diligence efforts. In addition to the material requirements above, we require our Tier 1 suppliers to fully disclose material sourcing of certain materials as specified in supply chain purchasing contracts.

Tesla Supplier Code of Conduct

All of Tesla’s supply chain partners are subject to our Supplier Code of Conduct (“Code”). The Code is the foundation for ensuring social and environmental responsibility and ethical conduct throughout our supply chain, no matter what industry, region, or materials. Tesla continues to identify and do business with organizations that conduct their business with principles that are consistent with our Code.

Tesla, along with our partners and independent third parties, conduct audits to observe these principles in action. If there is a reasonable basis to believe a supplier partner is in violation of our Code, Tesla will transition away from that relationship unless the violation is cured in a satisfactory manner.

Conflict Minerals Disclosure

Ensuring Supplier Compliance

Tesla is committed to sourcing responsibly and considers mining activities that fuel conflict as unacceptable. Pursuant to Tesla’s Human Rights and Conflict Minerals Policy, Tesla’s suppliers are expected to use reasonable efforts to ensure that parts and products supplied to Tesla are “DRC conflict free,” meaning that such conflict minerals do not benefit armed groups in the Democratic Republic of the Congo. “Conflict free” means such parts and supplies do not contain metals derived from "conflict minerals," which are defined as:

(i) columbite-tantalite (tantalum);

(ii) cassiterite (tin);

(iii) gold;

(iv) wolframite (tungsten); and

(v) any derivatives of the above.

The goal of this policy is to ensure that Tesla's products do not directly or indirectly finance or benefit armed groups through mining or mineral trading in the DRC or any adjoining countries. Tesla requires its suppliers to establish policies, due diligence frameworks, and management systems consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”). Tesla expects its suppliers to stay up to date with and to use validated conflict free smelters and refiners assessed by the Responsible Mineral Initiative (“RMI”) and similar organizations. Tesla performs ongoing due diligence and files annual reports with the U.S. Securities and Exchange Commission in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. For more information regarding Tesla’s Human Rights and Conflict Minerals Policy, visit http://www.tesla.com/about/legal.

Tesla’s Conflicts Mineral Policy also includes a grievance mechanism where concerned parties may contact Tesla’s Board of Directors and provide comments about conflict minerals and other sourcing matters.

Recognized Framework Used to Develop Due Diligence Framework

Our conflict minerals process and policy are designed to conform in all material respects with the OECD Guidance.

Description of Due Diligence Performed on the Source and Chain of Custody of those Conflict Minerals

Step 1: Establish Strong Company Management Systems

As noted above, Tesla has adopted a Human Rights and Conflict Minerals Policy. The policy was last reviewed and updated in December 2015. We published the Tesla Supplier Code of Conduct in 2017. Our supplier manuals also address conflict minerals and state our expectation that all Tesla suppliers are accountable for performing due diligence on their mineral supply chains in accordance with the OECD Guidance. Our contractual terms with suppliers (i.e., General Terms and Conditions) include verbiage that provides the expectation that all Tesla suppliers are accountable for performing conflict minerals due diligence aligned with the OECD Guidance as required by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We maintain a specialized team within our supply chain personnel to lead these due diligence efforts. An internal cross-functional Tesla Conflict Minerals Steering Committee (the “Steering Committee”) composed of Tesla management from Supply Chain, Internal Audit, Environmental, Health and Safety (“EHS”), and Legal oversees these due diligence efforts and potential risks and issues within our supply base. We use the RMI Reporting Template (“CMRT”) to query at-risk Tier 1 suppliers to identify smelters in congruence with the OECD Guidance.

We use the automotive industry standard International Material Data System (“IMDS”) to help determine which suppliers are at risk for conflict minerals for all Tesla products. From that database, we review the existing supplier base annually to include newly added suppliers and existing suppliers who provide products to Tesla in order to determine which Tier 1 suppliers are likely to supply a product with Tantalum, Tin, Tungsten, and Gold (these four minerals together are commonly referred to as “3TG”). For any Tier 1 supplier which has products that are determined to be highly unlikely to provide 3TG, we do not pursue additional conflict minerals due diligence and do not include that supplier in the Reasonable Country of Origin Inquiry (“RCOI”).

Step 2: Identify and Assess Risk in the Supply Chain

Based on our data analysis from IMDS, we send out an inquiry letter to the Tier 1 suppliers that have products determined to likely contain 3TG minerals. Suppliers are given approximately six weeks to respond to this letter and submit their CMRT. Any suppliers that have not responded are queried again.

Any concerns with supplier responses throughout data collection are brought to the attention of the Steering Committee for further review and action. Suppliers who do not respond are brought to the attention of a Steering Committee member for escalation.

In addition, we continue to engage with other manufacturing companies in Silicon Valley to discuss conflict minerals activities across multiple industries (the “Silicon Valley Conflict Minerals Forum”). Tesla regularly participates and encourages participation from others in the Silicon Valley Conflict Minerals Forum, which has been instrumental in developing an aligned strategy and approach to conflict minerals due diligence challenges.

Step 3: Design and Implement a Strategy to Respond to Identified Risks

We perform risk-based assessments on all Tier 1 and potential Tier 1 suppliers as part of our sourcing process and through IMDS we identify which direct suppliers are highly likely to supply products that contain 3TG. Based on this supplier list, we conduct a supply-chain survey using the CMRT, requesting Tier 1 suppliers to identify smelters and refiners and country of origin of the conflict minerals. Using the CMRT, we receive reports back on Tier 1 supplier progress and collect the determined list of smelters used in the supply chain. We follow up with suppliers who did not respond to our original request for information.

We perform documentation review of the smelters and refiners identified by the Tier 1 suppliers using the CMRT and make further inquiries to suppliers if additional clarification is needed. We use an in-house template and a third-party service provider to track the progress and response rate to determine next steps and escalation as necessary.

Step 4: Perform Independent Third-Party Audit of Supply Chain Due Diligence

We support the RMI’s outreach efforts and Responsible Minerals Assurance Process (“RMAP”) smelter audits through our membership in these programs. We reserve the right to ask any high-risk Tier 1 supplier to audit their supply chain conflict minerals due diligence using a third-party independent auditor.

As outlined in the OECD Guidance, we support an industry initiative that audits smelters’ and refiners’ due diligence activities. That industry initiative is the RBA’s Responsible Mineral Initiative. The data on which we rely for certain statements in this declaration are obtained through our membership in the RMI using the Reasonable Country of Origin Inquiry report for member TSLA.

Step 5: Report on Supply Chain Due Diligence

We report on our due diligence efforts as required by law and to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended.

Steps to Mitigate the Risk that Necessary Conflict Minerals Benefit Armed Groups, Including Any Steps to Improve Due Diligence – 2019 Focus

In 2019, we plan to continue our inquiry method and utilize the RMI’s CMRT to collect and report on due diligence activities with our supply base. We will perform another review of our suppliers who are determined to be highly likely to source 3TG. In addition to the 3TG minerals, we plan to support efforts to integrate similar due diligence for responsible sourcing of other minerals of concern, such as cobalt. We plan to continue participation in the Silicon Valley Conflict Minerals Forum and work together with our industry peers to better understand the developments from our joint due diligence efforts. Supplier education is important to our efforts to collect reliable feedback, and we plan to better provide details on our conflict minerals due diligence efforts to our Tier 1 suppliers by distributing information about the RMI’s efforts and encouraging participation in the RMI. In an effort to continuously improve, we will monitor our due diligence progress over the year as we receive supplier responses to our inquiries and have continued to target a 100% response rate. We expect to participate in more RMI smelter engagement outreach efforts and provide feedback to our own supply chain to improve the quality of responses from our suppliers.

Reasonable Country of Origin Inquiry of the Necessary Conflict Minerals in Tesla’s Products

Tesla has not yet been able to fully identify countries of origin of 3TG and the smelters and refiners used to process the necessary conflict minerals in Tesla’s products.

We identified 352 suppliers who supply 3TG in their products and required all of these suppliers to perform and report on their supply chain due diligence through the use of the CMRT. We received 313 supplier responses, an almost 60% response-rate improvement from the previous year. From these responses, we identified 317 unique smelters and refiners reported comprehensively. This is roughly one third of the identified unique smelters and refiners from last year, despite an increase in responses by volume. We believe the reduced number of unique smelters identified reflects an increased awareness by our suppliers of RMI’s smelter database, as well as an improvement in data scrubbing to align alternative nomenclature and spelling of smelter names to match the RMI database. The ratio of known smelters to unrecognized smelters increased dramatically, which is a positive trend, as known smelters can be validated to conform to the RMAP protocols.

We recognize the importance of working with industry peers and organizations and believe that a consolidated effort to determine reasonable country of origin is the most efficient method. Through our involvement in the RMI, we contribute information to help identify the current status of many of our smelters. To help determine reasonable country of origin, we continue to monitor and rely upon the RMI’s progress in dispositioning smelters and refiners. Additionally, we continuously compare the updated list of facilities that are certified by the RMI as conflict free smelters or refiners against our own CMRT results.

Our Tier 1 suppliers are highly dependent on the information provided to them by their suppliers. Determining the countries of origin of each and every 3TG mineral continues to be a challenge that will take years to complete. While the RMI has made substantial progress in identifying and assessing smelters and refiners globally, there is still a lot more that can be done.

Based on the information provided by our suppliers as well as the RMI, Tesla believes that the countries of origin of the 3TG contained in our products include the countries listed below in Annex I. Annex II lists the smelters and refiners believed to be in Tesla’s supply chain with respect to 3TG contained in our products. The information in Annex I and Annex II is based off of RMI’s RCOI data as of April 1, 2019 and Tesla’s 2018 supplier CMRT submissions.

The RMI’s RCOI data generally does not specify the countries of origin of the conflict minerals processed by the list of compliant smelters and refineries in Annex II. In addition, it is not always possible to know the countries of origin of the 3TG contained in scrap and recycled sources.

Battery Materials

In addition to global laws and regulations focused on 3TG due diligence specifically, Tesla believes that it is of equal importance to ensure that all of our products and material inputs are sourced with the same proactive approach, irrespective of material or region.

Of particular importance to us is the sourcing of raw materials contained in the battery cells used in Tesla’s products. Tesla has built strong partnerships with our direct battery cell suppliers. We work closely together to identify and engage with raw materials suppliers that support cell production, which does not typically include 3TG. We require suppliers to provide documentation and descriptions of risk management and mitigation policies on an annual basis, receive certificates of origin for raw materials, and visit production sites whenever possible to observe, review, and discuss these risks and how they are addressed. During these visits, we look for potential human rights risks, in addition to safety or environmental risks, and discuss mitigation efforts directly with the operators.

We also check third-party audits and evaluations to ensure our direct battery suppliers are complying with all relevant laws and their own corporate policies against child labor, human rights abuses, and other issues that affect responsible sourcing. Tesla also reviews the requirements that our direct suppliers have with their sub-suppliers. Most importantly, Tesla visits these sub-suppliers when possible to observe and review their processes and risk mitigation techniques. This engagement by Tesla extends all the way back to the mining stage.

Cobalt

Tesla does not and will not accept human rights abuses in our supply chain. While Tesla’s responsible sourcing practices apply to all materials and supply chain partners, we recognize the conditions associated with select artisanal mining (ASM) of cobalt in the DRC. To assure the cobalt in Tesla’s supply chain is ethically sourced, we have implemented targeted due diligence procedures for cobalt sourcing.

We have visited many cobalt mines and processing plants that support Tesla’s main supply chain, as well as potential future suppliers throughout the world. We discuss with these suppliers the major risks they face and the practices they have implemented to mitigate these risks, including chain of custody controls and iterative checks performed from mining until customer delivery to combat illegal or artisanal ore use; on-site security and access control; hiring practices and management engagement to protect against child labor onsite; internal and third party audit practices; and engagement with local communities to maintain a positive social license to operate. To date, we have not uncovered human rights abuses in our supply chains.

It is important to note that there is very little cobalt in Tesla’s battery cells. On a relative basis, cobalt simply is not that significant to the composition of Tesla’s battery cells, as we mainly use NCA batteries, which contain substantially less cobalt than NMC batteries. Cells used in Model 3 production are the highest energy density cells used in any electric vehicle. We have achieved this by significantly reducing cobalt content per battery pack while increasing nickel content and still maintaining superior thermal stability. The cobalt content of our Nickel-Cobalt-Aluminum cathode chemistry is already lower than next-generation cathodes that will be made by other cell producers with a Nickel-Manganese-Cobalt ratio of 8:1:1.

Lastly, Tesla is a member of the RMI, which is part of the overall supply chain responsibility organization Responsible Business Alliance (formerly EICC). RMI has expanded its scope beyond conflict minerals, and maintains a cobalt sub-team, of which Tesla is an active participant. This cobalt sub-team is actively working on several initiatives, including developing a due diligence program for cobalt sourcing and covering the risk areas included in the OECD Guidance.

Annex I
3TG Countries of Origin*

Argentina	Eritrea	Mauritania	Slovakia
Botswana	Honduras	Nicaragua	Tanzania
Brazil	India	Niger	Thailand
Burkina Faso	Indonesia	Nigeria	Togo
Canada	Ivory Coast	Peru	Uganda
Colombia	Kyrgyzstan	Puerto Rico	United States of America
Congo, Democratic Republic of the	Laos	Russian Federation	Uruguay
Cyprus	Lebanon	Rwanda	Uzbekistan
Dominican Republic	Madagascar	Saudi Arabia	Venezuela

*Tesla is committed to sourcing responsibly and considers mining activities that fuel conflict as unacceptable. All of our contracts require suppliers to adhere to Tesla policies, which include our Supplier Code of Conduct, Human Rights and Conflict Minerals Policy and environmental and safety requirements. As part of this, Tesla’s suppliers are expected to use reasonable efforts to ensure that parts and products supplied to Tesla are “conflict free,” meaning that such mining or mineral trading does not directly or indirectly finance or benefit armed groups in the DRC or any other countries. Please see the “Ensuring Supplier Compliance” section above for additional information.

Annex II

The following list of facilities are smelters or refiners believed to be in Tesla’s supply chain who have completed the RMAP audit program and are listed as conformant for responsible sourcing practices. We publish this list to hold these smelters and refiners accountable and to give credit for their continued participation in the RMAP. In addition, we hope that this encourages the remaining smelters and refiners in our supply chain to accelerate their efforts to demonstrate responsible mineral procurement through the RMAP.

Metal	Smelter	Smelter ID
Gold	8853 S.p.A.	CID002763
Gold	Advanced Chemical Company	CID000015
Gold	Aida Chemical Industries Co., Ltd.	CID000019
Gold	Al Etihad Gold LLC	CID002560
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041
Gold	AngloGold Ashanti Córrego do Sítio Mineração	CID000058
Gold	Argor-Heraeus S.A.	CID000077
Gold	Asahi Pretec Corp.	CID000082
Gold	Asahi Refining Canada Ltd.	CID000924
Gold	Asahi Refining USA Inc.	CID000920
Gold	Asaka Riken Co., Ltd.	CID000090
Gold	AU Traders and Refiners	CID002850
Gold	Aurubis AG	CID000113
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128
Gold	Boliden AB	CID000157
Gold	C. Hafner GmbH + Co. KG	CID000176
Gold	CCR Refinery - Glencore Canada Corporation	CID000185
Gold	Cendres + Métaux S.A.	CID000189
Gold	Chimet S.p.A.	CID000233

Metal	Smelter	Smelter ID
Gold	Daejin Indus Co., Ltd.	CID000328
Gold	DODUCO Contacts and Refining GmbH	CID000362
Gold	Dowa	CID000401
Gold	DS PRETECH Co., Ltd.	CID003195
Gold	DSC (Do Sung Corporation)	CID000359
Gold	Eco-System Recycling Co., Ltd.	CID000425
Gold	Emirates Gold DMCC	CID002561
Gold	Geib Refining Corporation	CID002459
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243
Gold	HeeSung	CID000689
Gold	Heimerle + Meule GmbH	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807
Gold	Istanbul Gold Refinery	CID000814
Gold	Italpreziosi	CID002765
Gold	Japan Mint	CID000823
Gold	Jiangxi Copper Co., Ltd.	CID000855
Gold	JSC Uralelectromed	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937
Gold	Kazzinc	CID000957
Gold	Kennecott Utah Copper LLC	CID000969
Gold	Kojima Chemicals Co., Ltd.	CID000981
Gold	Korea Zinc Co., Ltd.	CID002605
Gold	Kyrgyzaltyn JSC	CID001029

Metal	Smelter	Smelter ID
Gold	L'Orfebre S.A.	CID002762
Gold	LS-NIKKO Copper Inc.	CID001078
Gold	Marsam Metals	CID002606
Gold	Materion	CID001113
Gold	Matsuda Sangyo Co., Ltd.	CID001119
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147
Gold	Metalor Technologies S.A.	CID001153
Gold	Metalor USA Refining Corporation	CID001157
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	CID001161
Gold	Mitsubishi Materials Corporation	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193
Gold	MMTC-PAMP India Pvt., Ltd.	CID002509
Gold	Moscow Special Alloys Processing Plant	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	CID001220
Gold	Nihon Material Co., Ltd.	CID001259
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	CID001326
Gold	OJSC Novosibirsk Refinery	CID000493
Gold	PAMP S.A.	CID001352
Gold	Planta Recuperadora de Metales SpA	CID002919
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	CID001397
Gold	PX Précinox S.A.	CID001498

Metal	Smelter	Smelter ID
Gold	Rand Refinery (Pty) Ltd.	CID001512
Gold	Remondis Argentia B.V.	CID002582
Gold	Republic Metals Corporation	CID002510
Gold	Royal Canadian Mint	CID001534
Gold	SAAMP	CID002761
Gold	Safimet S.p.A	CID002973
Gold	Samduck Precious Metals	CID001555
Gold	SAXONIA Edelmetalle GmbH	CID002777
Gold	SEMPSA Joyería Platería S.A.	CID001585
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736
Gold	Singway Technology Co., Ltd.	CID002516
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756
Gold	Solar Applied Materials Technology Corp.	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798
Gold	SungEel HiTech	CID002918
Gold	T.C.A S.p.A	CID002580
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916
Gold	Tokuriki Honten Co., Ltd.	CID001938
Gold	Torecom	CID001955
Gold	Umicore Brasil Ltda.	CID001977
Gold	Umicore Precious Metals Thailand	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980
Gold	United Precious Metal Refining, Inc.	CID001993
Gold	Valcambi S.A.	CID002003

Metal	Smelter	Smelter ID
Gold	Western Australian Mint trading as The Perth Mint	CID002030
Gold	WIELAND Edelmetalle GmbH	CID002778
Gold	Yamamoto Precious Metal Co., Ltd.	CID002100
Gold	Yokohama Metal Co., Ltd.	CID002129
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224
Tantalum	Asaka Riken Co., Ltd.	CID000092
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211
Tantalum	D Block Metals, LLC	CID002504
Tantalum	Exotech Inc.	CID000456
Tantalum	F&X Electro-Materials Ltd.	CID000460
Tantalum	FIR Metals & Resource Ltd.	CID002505
Tantalum	Global Advanced Metals Aizu	CID002558
Tantalum	Global Advanced Metals Boyertown	CID002557
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CID000291
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616
Tantalum	H.C. Starck Co., Ltd.	CID002544
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547
Tantalum	H.C. Starck Inc.	CID002548
Tantalum	H.C. Starck Ltd.	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550
Tantalum	H.C. Starck Tantalum and Niobium GmbH	CID002545
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512
Tantalum	Jiangxi Tuohong New Raw Material	CID002842
Tantalum	Jiujiang Janny New Material Co., Ltd.	CID003191
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914

Metal	Smelter	Smelter ID
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506
Tantalum	KEMET Blue Metals	CID002539
Tantalum	KEMET Blue Powder	CID002568
Tantalum	LSM Brasil S.A.	CID001076
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163
Tantalum	Mineracao Taboca S.A.	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277
Tantalum	NPM Silmet AS	CID001200
Tantalum	Power Resources Ltd.	CID002847
Tantalum	QuantumClean	CID001508
Tantalum	Resind Industria e Comercio Ltda.	CID002707
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CID001522
Tantalum	Solikamsk Magnesium Works OAO	CID001769
Tantalum	Taki Chemicals	CID001869
Tantalum	Telex Metals	CID001891
Tantalum	Ulba Metallurgical Plant JSC	CID001969
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508
Tin	Alpha	CID000292
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190
Tin	China Tin Group Co., Ltd.	CID001070
Tin	CV Ayi Jaya	CID002570
Tin	CV Dua Sekawan	CID002592
Tin	CV Gita Pesona	CID000306

Metal	Smelter	Smelter ID
Tin	CV Tiga Sekawan	CID002593
Tin	CV United Smelting	CID000315
Tin	CV Venus Inti Perkasa	CID002455
Tin	Dowa	CID000402
Tin	EM Vinto	CID000438
Tin	Fenix Metals	CID000468
Tin	Gejiu Fengming Metallurgy Chemical Plant	CID002848
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908
Tin	Guangdong Hanhe Non-ferrous Metal Limited Company	CID003116
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849
Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468
Tin	Malaysia Smelting Corporation (MSC)	CID001105
Tin	Melt Metais e Ligas S.A.	CID002500
Tin	Metallic Resources, Inc.	CID001142
Tin	Metallo Belgium N.V.	CID002773
Tin	Metallo Spain S.L.U.	CID002774
Tin	Mineracao Taboca S.A.	CID001173
Tin	Minsur	CID001182
Tin	Mitsubishi Materials Corporation	CID001191
Tin	Modeltech Sdn Bhd	CID002858
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	CID002517

Metal	Smelter	Smelter ID
Tin	Operaciones Metalurgical S.A.	CID001337
Tin	PT Aries Kencana Sejahtera	CID000309
Tin	PT Artha Cipta Langgeng	CID001399
Tin	PT ATD Makmur Mandiri Jaya	CID002503
Tin	PT Babel Inti Perkasa	CID001402
Tin	PT Babel Surya Alam Lestari	CID001406
Tin	PT Bangka Prima Tin	CID002776
Tin	PT Bangka Serumpun	CID003205
Tin	PT Bangka Tin Industry	CID001419
Tin	PT Belitung Industri Sejahtera	CID001421
Tin	PT Bukit Timah	CID001428
Tin	PT DS Jaya Abadi	CID001434
Tin	PT Inti Stania Prima	CID002530
Tin	PT Karimun Mining	CID001448
Tin	PT Kijang Jaya Mandiri	CID002829
Tin	PT Lautan Harmonis Sejahtera	CID002870
Tin	PT Menara Cipta Mulia	CID002835
Tin	PT Mitra Stania Prima	CID001453
Tin	PT Panca Mega Persada	CID001457
Tin	PT Premium Tin Indonesia	CID000313
Tin	PT Prima Timah Utama	CID001458
Tin	PT Refined Bangka Tin	CID001460
Tin	PT Sariwiguna Binasentosa	CID001463
Tin	PT Stanindo Inti Perkasa	CID001468
Tin	PT Sukses Inti Makmur	CID002816
Tin	PT Sumber Jaya Indah	CID001471

Metal	Smelter	Smelter ID
Tin	PT Timah (Persero) Tbk Kundur	CID001477
Tin	PT Timah (Persero) Tbk Mentok	CID001482
Tin	PT Tinindo Inter Nusa	CID001490
Tin	PT Tirus Putra Mandiri	CID002478
Tin	PT Tommy Utama	CID001493
Tin	Resind Industria e Comercio Ltda.	CID002706
Tin	Rui Da Hung	CID001539
Tin	Soft Metais Ltda.	CID001758
Tin	Thaisarco	CID001898
Tin	Tin Technology & Refining	CID003325
Tin	White Solder Metalurgia e Mineração Ltda.	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158
Tin	Yunnan Tin Company Limited	CID002180
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004
Tungsten	ACL Metais Eireli	CID002833
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494
Tungsten	Global Tungsten & Powders Corp.	CID000568
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218
Tungsten	H.C. Starck Smelting GmbH & Co.KG	CID002542
Tungsten	H.C. Starck Tungsten GmbH	CID002541

Metal	Smelter	Smelter ID
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769
Tungsten	Hydrometallurg, JSC	CID002649
Tungsten	Japan New Metals Co., Ltd.	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316
Tungsten	Kennametal Fallon	CID000966
Tungsten	Kennametal Huntsville	CID000105
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319
Tungsten	Moliren Ltd	CID002845
Tungsten	Niagara Refining LLC	CID002589
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CID002815
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889
Tungsten	Unecha Refractory metals plant	CID002724
Tungsten	Wolfram Bergbau und Hütten AG	CID002044
Tungsten	Woltech Korea Co., Ltd.	CID002843
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095

Conflict Minerals Information on Tesla’s Website

This Conflict Minerals Report and more information regarding Tesla’s Conflict Minerals Policy is available at: https://www.tesla.com/about/legal.